Exhibit 99.(p)

PGIM Strategic Investments, Inc.
655 Broad Street

Newark, NJ 07102

Prudential Insurance Company of America

655 Broad Street

Newark, NJ 07102

April 1, 2022

PGIM Private Real Estate Fund, Inc.

655 Broad Street

Newark, NJ 07102

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of the parties set forth on Schedule A (the “Sponsors”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, shares of common stock of PGIM Private Real Estate Fund, Inc., a Maryland corporation registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Fund”). The Sponsors and the Fund hereby agree as follows:

1.            Sponsor Commitment. Each Sponsor hereby commits to purchase, or cause the purchase of, shares of the Fund’s common stock (the “Shares”) in the amount set forth on Schedule A (the “Sponsor Commitment”) at an initial purchase price of $25.00 per Share until such time as a net asset value is calculated and thereafter at a purchase price equal to the Fund’s most recently calculated net asset value per Share. Each Sponsor agrees to purchase Shares on such dates and in such amounts as determined by the Fund in its sole discretion; provided that the Fund shall provide the Sponsor at least ten (10) business days’ notice of any requested funding of all or a portion of the Sponsor Commitment; provided further that the Sponsor may agree to waive such notice period. The Fund will draw down the Sponsor Commitment pro rata from each Sponsor unless otherwise agreed by the Fund and each Sponsor. Each Sponsor shall have the right to update Schedule A from time to time to reflect purchases of Shares pursuant to the Sponsor Commitment. The Fund hereby accepts the Sponsor Commitment. The Sponsor Commitment of The Prudential Insurance Company of America remains subject to review of the Fund’s final Form N-2 and the PGIM Sponsor Commitment not being amended or reduced from the amount stated herein.

2.            Term of Sponsor Commitment. If the Sponsor Commitment has any remaining unfunded amounts twelve (12) months from the date of this Agreement, each Sponsor shall have the right to terminate its obligation to fund such remaining amounts upon prior written notice to the Fund. The Sponsor Commitment shall immediately terminate in the event an affiliate of the Sponsor no longer serves as the investment adviser to the Fund or otherwise manages the Fund.

3.            Purchase of Shares; Reclassification of Sponsor Shares. The Fund intends to issue and sell four classes of its Shares, Class I Shares, Class D Shares, Class S Shares and Class T Shares, to the public pursuant to a registration statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission. After the Registration Statement is declared effective, the Sponsor may purchase Shares pursuant to the Fund’s public offering under the Registration Statement. Any Shares issued and outstanding to the Sponsor upon the amendment and restatement of the Fund’s charter will be reclassified as Class I Shares having an equivalent aggregate net asset value of such Shares.

4.            Representations and Warranties of Sponsor. Each Sponsor represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

5.      Assignment. Each Sponsor may transfer or assign its rights and obligations under this Agreement, in whole or in part, to an entity it controls, is controlled by or with which it is under common control.

6.            Amendments. This Agreement may be amended at any time by the mutual agreement of the parties.

7.            Headings. The headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement.

8.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

9.            Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

*            *            *

[Signature page follows]

PGIM STRATEGIC INVESTMENTS, INC.

By:	/s/ Jurgen Muhlhauser
Name:	Jurgen Muhlhauser
Title:	Director

PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Timothy L. Schmidt
Name:	Timothy L. Schmidt
Title:	Senior Vice President

Agreed and accepted as of the date first set forth above:

PGIM PRIVATE REAL ESTATE FUND, INC.

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Vice President

[Signature Page to Letter Agreement]

SCHEDULE A

Sponsor Commitment:

PGIM Strategic Investments, Inc: $125,000,000

Date of Purchase	Dollar Amount of Shares Purchased	Number of Shares Purchased	Remaining Unfunded Sponsor Commitment
	$		$
Total to Date:	$

The Prudential Insurance Company of America: $25,000,000

Date of Purchase	Dollar Amount of Shares Purchased	Number of Shares Purchased	Remaining Unfunded Sponsor Commitment
	$		$
Total to Date:	$

[Signature Page to Letter Agreement]

A-1